Exhibit 8.1

10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com
FIRM / AFFILIATE OFFICES

March 18, 2026 Mission Produce, Inc. 2710 Camino Del Sol Oxnard, CA 93030	Austin Beijing Boston Brussels Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re:  Agreement and Plan of Merger dated as of January 14, 2026

To the addressee set forth above:

We have acted as special tax counsel to Mission Produce, Inc., a Delaware corporation (“Mission Produce”), in connection with (i) the proposed merger of Cantaloupe Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and a wholly owned subsidiary of Mission Produce, with and into Calavo Growers, Inc., a California corporation (“Calavo”), with Calavo surviving (the “First Merger”), and (ii) immediately following the First Merger, the merger of Calavo with and into Cantaloupe Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and a wholly owned subsidiary of Mission Produce with Merger Sub II surviving (together with the First Merger, the “Mergers”). The Mergers will be consummated pursuant to the Agreement and Plan of Merger, dated as of January 14, 2026 (the “Agreement”), by and among Mission Produce, Merger Sub I, Merger Sub II, and Calavo. This opinion is being delivered in connection with the Form S-4 initially filed by Mission Produce with the Securities and Exchange Commission (the “Commission”) on March 9, 2026 (together with the documents incorporated by reference therein and including the joint proxy statement/prospectus contained therein, each as amended or supplemented through the date hereof, collectively, the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, and warranties contained in (i) the Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

March 18, 2026

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement and herein, we are of the opinion that the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers,” insofar as such statements purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Furthermore, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

This opinion is rendered in connection with Mission Produce’s filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP